STOCK OPTION AGREEMENT


    STOCK OPTION AGREEMENT, dated as of October 21, 1996, among FAMILY GOLF CENTERS, INC., a Delaware corporation, with executive offices at 225 Broadhollow Road, Melville, New York 11747 ("FGC") and MT. OLIVE GOLF CENTER, INC., a New Jersey corporation, with executive offices located at 239 Route 206, Flanders, New Jersey 07836 (the "Seller").

                              W I T N E S E T H:
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    WHEREAS, simultaneously with the execution hereof, the Seller and Mt.
Olive Family Golf Centers, Inc., a wholly-owned Delaware subsidiary of FGC ("Subsidiary"), are consummating the transactions contemplated by the Purchase Agreement, dated as of October __, 1996 (the "Purchase Agreement"), among the Seller and Subsidiary, pursuant to which, among other things, Subsidiary shall purchase certain assets of Seller in exchange for (i) $3,000,000.00 in cash and (ii) options to purchase up to 20,000 shares of the common stock, par value $.01 per share, of FGC (the "Common Stock").

    WHEREAS, this is the Stock Option Agreement referred to in Section 2 of the Purchase Agreement. Capitalized terms used in this Stock Option Agreement and not otherwise defined herein shall have the respective meanings given to them in the Purchase Agreement.

    NOW, THEREFORE, it is agreed as follows:





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    I. GRANT OF OPTION. Subject to Article II hereof, FGC hereby grants to the
Seller the option (the "Option") to purchase, upon the terms and conditions hereinafter set forth, up to an aggregate of 20,000 shares of Common Stock of FGC (subject to adjustment as hereinafter provided), at the exercise price of $31.00 per share (the "Exercise Price").

    II. EXERCISE OF OPTION. Seller may exercise the option, in whole or in part, at any time on or after October 21, 1997 until October 21, 2001 (the "Exercise Period"), provided, however, that at any time prior to October 21, 1997, FGC shall have the right to revoke all or any portion of the Option granted hereunder if an event, entitling the Subsidiary to indemnification from the Seller pursuant to the Purchase Agreement, has occurred. Upon the occurrence of such an event, FGC shall deliver a notice to the Seller, which notice shall specify the event entitling the Subsidiary to indemnification, the amount owed by the Seller to the Subsidiary, the calculation of such amount and the basis therefore. The notice shall also state the number of Options being revoked which shall be determined by dividing the amount owed by the Seller to the Subsidiary by the Spread. The "Spread" shall mean the Current Market Price (as hereinafter defined) per share less the Exercise Price per share but in no event shall the Spread be less than $.01.

    The "Current Market Price" per share of FGC Common Stock shall mean the average of the daily closing sales price as reported on the NASDAQ Stock Market for the five consecutive trading days immediately preceding the date of determination.

    III. MANNER OF EXERCISE. In the event the Seller wishes to exercise the Option, the Seller shall send a written notice (the "Notice") to the Board of Directors of the Company specifying: (i) the number of shares of Common Stock the Seller will purchase pursuant to such exercise; and (ii) the place and date for the closing of such purchase, which date shall be not

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less than three, nor more than twenty, business days from the date of the delivery of the Notice ( each a "Closing"). Each Closing shall take place at the principal executive offices of FGC. At the Closing FGC shall deliver to Seller a Registration Rights Agreement substantially in the form attached hereto as Exhibit A.

    IV. PAYMENT AND DELIVERY OF CERTIFICATES. At each Closing, (i) the Seller will make payment to FGC of the aggregate Exercise Price per share for the shares of Common Stock being purchased upon exercise of any Option by bank cashier's or certified check, and (ii) FGC shall deliver to the Seller a certificate or certificates representing the number of shares of Common Stock so purchased in the denominations designated by the Seller. At any such Closing, the Seller shall deliver a letter to FGC agreeing that the Seller is purchasing the shares of Common Stock for investment purposes and not with a view to distribution otherwise than in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and agreeing not to offer to sell, sell or otherwise dispose of, any of such shares acquired by it pursuant to this Agreement in violation of the Securities Act or any applicable state securities laws.

    V. ADJUSTMENTS. In case FGC shall (i) pay a dividend in Common Stock of FGC or make a distribution in Common Stock, (ii) subdivide its outstanding Common Stock, (iii) combine its outstanding Common Stock into a smaller number of shares of Common stock, or (iv) issue by reclassification of its Common Stock other securities of FGC, the number of shares of Common Stock purchasable upon exercise of the Option shall be adjusted so that Seller shall be entitled to receive the kind and number of shares or other securities of FGC which it would have owned or would have been entitled to receive after the happening of any of the events described above had the Option been exercised immediately prior to the happening of such event

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or any record date with respect thereto and the Exercise Price shall also be adjusted to reflect the happening of any of the events described above.

    VI. LEGEND. The Seller consents to the placement of any legend required by applicable state securities laws and of the following legend on each certificate representing the Common Stock:

         "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED, EXCHANGED OR OTHERWISE DISPOSED OF UNLESS (1) A REGISTRATION STATEMENT UNDER SUCH ACT IS THEN IN EFFECT WITH RESPECT THEREOF, (2) A WRITTEN OPINION FROM COUNSEL FOR THE ISSUER OR OTHER COUNSEL FOR THE HOLDER REASONABLE ACCEPTABLE TO THE ISSUER HAS BEEN OBTAINED TO THE EFFECT THAT NO SUCH REGISTRATION IS REQUIRED, OR (3) A "NO ACTION" LETTER OR ITS THEN EQUIVALENT HAS BEEN ISSUED BY THE SECURITIES EXCHANGE COMMISSION TO THE EFFECT THAT NO SUCH REGISTRATION IS REQUIRED IN CONNECTION THEREWITH."

    VII. TYPE OF OPTION. This Option is not an "incentive stock option", as defined in Section 422A of the Internal Revenue Code of 1986, as amended, and is not being issued pursuant to any plan of FGC, including FGC's 1996 Stock Option Plan. The Seller shall have no rights as a stockholder of FGC with respect to shares of Common Stock covered by this Option until payment for such shares shall have been made in full and until the date of the issuance of a stock certificate for such shares.

    VIII. REPRESENTATIONS AND WARRANTIES OF FGC. FGC hereby represents and warrants to the Seller as follows:

    (a) FGC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. FGC is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

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    (b)  FGC has all requisite corporate power and authority to own the properties owned by it and to carry on its business as now conducted and has taken all necessary corporate action to enter into this Agreement. FGC has all requisite corporate power to grant the Options and to carry out and perform its obligations under the terms of this Agreement, and all transactions contemplated hereby.

    (c) When issued and paid for in accordance with the terms of this Agreement, the shares of Common Stock underlying the Option will be duly authorized, validly issued, fully paid and non-assessable.

    (d) Upon delivery of the shares of Common Stock to the Seller upon the exercise of the Options, the Seller will receive good and marketable title to such shares free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind arising by, through or under FGC, other than any restrictions on resales imposed by federal or state securities laws.

    (e) The execution and delivery of this Agreement does not, and the performance of this Agreement will not, with or without the giving of notice or the lapse of time, or both, (i) violate the Certificate of Incorporation or By-Laws of FGC, (ii) conflict with or result in a breach of any terms or provisions of, or constitute a default or give rise to a right of acceleration or termination under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of FGC under any indenture, mortgage, loan agreement or other instrument to which FGC is a party or by which any of its property is bound, or (iii) violate or require governmental, judicial or regulatory consent under any existing

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applicable, law, rule, regulation, judgment, order or decree of any governmental instrumentality or court having jurisdiction over FGC or any of its property.

    IX. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to FGC as follows:

    (a) Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of New Jersey.

    (b) Seller has all requisite power and authority to carry on its business as it is now being conducted and has taken all necessary corporate action to enter into this Agreement. Seller has all requisite corporate power to carry out and perform its obligations under the terms of this Agreement, and all transactions contemplated hereby.

    (c) The execution and delivery of this Agreement does not, and the performance of this Agreement will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of any law, rule or regulation to which Seller is subject; (ii) violate any order, judgment or decree applicable to Seller; or (iii) conflict with or result in a breach of or a default under any term or condition of Seller's Certificate of Incorporation or any agreement or other instrument to which each Seller is a party or by which it or its assets may be bound.

    X. NOTICES. All notices, demands, requests, consents or other communications ("Notices") which either party may desire or be required to give to the other hereunder shall be in writing and shall be delivered by hand, overnight express carrier, or sent by registered or certified mail, return receipt requested, postage prepaid, in either event, addressed to the parties at their respective addresses first above set forth. A copy of any Notice given by Seller to FGC

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or Subsidiary shall simultaneously be given in either manner provided above to
Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176, Attention: Kenneth R. Koch, Esq. A copy of any Notice given by FGC or Subsidiary to Seller shall simultaneously be given in either manner provided above to O'Donnell, Kennedy, Vespole, Piechta & Trifiolis, 414 Eagle Rock Avenue, West Orange, New Jersey 07052, Attention: John O'Donnell, Esq. Notices given in the manner aforesaid shall be deemed to have been given three
(3) business days after the day so mailed, the day after delivery to any overnight express carrier and on the day so delivered by hand. Either party shall have the right to change its address(es) for the receipt of Notices by giving Notice to the other party in either manner aforesaid. Any Notice required or permitted to be given by either party may be given by that party's attorney.

    XI.  MISCELLANEOUS.

    (a) BINDING EFFECT. This Agreement shall be binding upon, and inure solely to the benefit of, the parties hereto and their respective successors and assigns, heirs, administrators, and representatives, and shall not be enforceable by, or inure to the benefit of, any other third party.

    (b) NONTRANSFERABLE. The Option granted hereunder may not be transferred, assigned or otherwise disposed of by the Seller and any such attempt to transfer the same shall be void ab initio.

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    (c)  CHOICE OF LAW. This Agreement shall be construed in accordance with, and governed by, the internal law of the State of New York (without reference to its rules as to conflicts of law).

    (d) MODIFICATION. This Agreement may only be modified by a writing signed by each of the parties hereto.

    (e) HEADINGS. The section headings herein are for convenience only and shall not affect the construction thereof. Unless otherwise indicated, references to Sections and Articles are to Sections and Articles, respectively, contained herein.

    (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts but all such separate counterparts shall constitute but one and the same instrument; provided that, although executed in counterparts, the executed signature pages of each such counterpart may be affixed to a single copy of this Agreement which shall constitute an original.

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         IN WITNESS WHEREOF, the parties hereto have caused this Stock Option
Agreement to be executed as of the day and year first above written.

                                            FAMILY GOLF CENTERS, INC.


                                            BY:
                                               ---------------------------
                                            NAME:
                                            TITLE:


                                            MT. OLIVE GOLF
                                            CENTERS, INC.



                                            BY:
                                               ---------------------------
                                            NAME:
                                            TITLE:

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